Exhibit 99

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

January 24, 2002

Sales Growth Resumes:
Avnet Reports Second Quarter Fiscal Year 2002 Results

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) reported results today for its second quarter ended December 28, 2001. Sales for the second quarter of fiscal 2002 were $2.36 billion as compared with $3.63 billion in the second quarter of last year. Sequentially, the Company grew its top line by over 7% from $2.20 billion in the first quarter of the current fiscal year.

In absolute terms, the Company reported a net loss of $2.6 million, or $0.02 per share on a diluted basis, for the second quarter of fiscal 2002 as compared with a net loss of $19.2 million, or $0.16 per share, for the prior quarter of the current fiscal year (excluding the goodwill impairment resulting from a change in accounting principle as described below). This represents a sequential improvement of $0.14 per share. Net income from continuing operations in the second quarter of fiscal 2001 was $81.9 million, or $0.69 per share on a diluted basis. Including income from discontinued operations, last year’s second quarter net income was $99.6 million, or $0.83 per share on a diluted basis.

Commenting on Avnet’s results from continuing operations, Roy Vallee, Avnet’s Chairman and CEO stated, “We are encouraged with the sequential improvements in our business while our absolute performance continues to reflect the difficult market environment our Company operated in throughout calendar 2001.”

Mr. Vallee added, “Our three operating groups performed slightly better than expected for the quarter. Both computer businesses, Computer Marketing (CM) and Applied Computing (AC), grew sales by over 23% sequentially, benefiting from a strong seasonal gain. As a result, the combined computer businesses accounted for approximately 50% of the enterprise revenue mix for the quarter. Electronics Marketing’s (EM) sales for the second quarter of fiscal 2002 were down 5% on a sequential basis. Although EM sales declined for the fourth quarter in a row, the rate of decline slowed for the second consecutive quarter, and we believe the December quarter could represent EM’s trough.”

Mr. Vallee continued, “I am pleased with the way our team responded to the issues we can affect, independent of challenging global business conditions. Taking into account the $12 million reduction in operating expenses sequentially, our second quarter of fiscal 2002 results reflect a reduction of annualized operating expenses in excess of $240 million, as compared with the run rate of expenses at the end of the December 2000 quarter.”

Mr. Vallee went on to say, “I am also pleased with the progress we have made in debt and working capital reductions. Driven primarily by a reduction in working capital, enterprise debt was reduced by $203 million during the quarter. Since the end of December 2000, excluding the impact of our accounts receivable securitization program, we have reduced debt by over $1.23 billion driven primarily by a reduction in working capital.”

Commenting on the upcoming March quarter, Mr. Vallee stated, “Based upon historic, seasonal trends in the computer business, we expect CM and AC revenues to be down slightly. This should be offset by a resumption of growth in our EM business causing Avnet’s total expected revenues to be about flat sequentially. Based upon the slightly better mix in business, we expect earnings per share to improve for the second consecutive quarter to approximately breakeven. Barring any negative change in the technology markets we serve, we expect results to continue to improve throughout the balance of the calendar year.”

Additionally, the Company reported that sales for the first half of fiscal 2002 were $4.56 billion as compared with $6.82 billion in the first half of last year. For the first half of the current fiscal year, the Company reported a net loss (excluding the aforementioned goodwill impairment impact of a change in accounting principle as described below) of $21.8 million, or $0.18 per share on a diluted basis, as compared with net income from continuing operations of $164.3 million, or $1.37 per share on a diluted basis in last year’s first half. Including income from discontinued operations, last year’s first half net income was $184.7 million, or $1.53 per share on a diluted basis.

As required by the recent changes in U.S. generally accepted accounting principles (GAAP) related to accounting for goodwill, the Company is currently evaluating the book value of its goodwill and the associated one-time charge related to the change in accounting principle. The Company has completed step one of the required evaluation and has determined that it has an impairment of goodwill related to its EM and CM operations in EMEA and Asia. The Company currently expects that it will complete step two of the evaluation, and therefore be in a position to restate its first quarter of fiscal 2002 results to include the one-time charge related to the change in accounting principle, by the time it files its second quarter of fiscal 2002 Form 10-Q with the Securities and Exchange Commission in the middle of February 2002. The impact of this restatement will be to reduce the book value of goodwill with the offset being recorded as a charge to the income statement in a special category entitled ‘cumulative effect of change in accounting principle’. The Company’s current year results exclude the amortization of goodwill as required under the recent changes to GAAP. Had last year’s results also excluded the amortization of goodwill, the second quarter and first half diluted earnings per share for fiscal year 2001 would have been higher by $0.07 and $0.13, respectively.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in the forward-looking statements. The forward-looking statements herein include statements addressing future financial and operating results of Avnet.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, failure to obtain and retain expected synergies from newly acquired businesses, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2001. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at www.avnet.com.

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED

	DECEMBER 28,	DECEMBER 29,
	2001	2000	% CHANGE

Sales	$2,359.9	$3,630.5	(35%)

Income (loss) from continuing operations before income taxes	(6.1)	145.3	(104%)

Net income (loss) from continuing operations	(2.6)	81.9	(103%)

Income from discontinued operations, net of income taxes	—	17.7	(100%)

Net income (loss)	($2.6)	$99.6	(103%)

Earnings (loss) per share from continuing operations:

Basic	($0.02)	$0.70	(103%)

Diluted	($0.02)	$0.69	(103%)

Net earnings (loss) per share:

Basic	($0.02)	$0.85	(102%)

Diluted	($0.02)	$0.83	(102%)

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	FIRST HALVES ENDED

	DECEMBER 28,	DECEMBER 29,
	2001 (1)	2000	% CHANGE

Sales	$4,561.0	$6,819.1	(33%)

Income (loss) from continuing operations before income taxes	(40.0)	286.7	(114%)

Net income (loss) from continuing operations	(21.8)	164.3	(113%)

Income from discontinued operations, net of income taxes	—	20.4	(100%)

Net income (loss)	($21.8)	$184.7	(112%)

Earnings (loss) per share from continuing operations:

Basic	($0.18)	$1.40	(113%)

Diluted	($0.18)	$1.37	(113%)

Net earnings (loss) per share:

Basic	($0.18)	$1.58	(111%)

Diluted	($0.18)	$1.53	(112%)

(1)	Net income (loss) and net earnings (loss) per share for the first half of fiscal 2002 exclude the forthcoming charge for the change in accounting principle related to goodwill discussed in the narrative section of the press release.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED

	DECEMBER 28,	DECEMBER 29,	DECEMBER 28,	DECEMBER 29,
	2001	2000	2001 (1)	2000

Sales	$2,359,850	$3,630,494	$4,561,045	$6,819,085

Cost of sales	2,041,234	3,087,733	3,931,867	5,788,751

Gross profit	318,616	542,761	629,178	1,030,334

Operating expenses	294,810	351,632	601,747	660,194

Operating income	23,806	191,129	27,431	370,140

Other income, net	3,195	7,763	3,789	8,014

Interest expense	(33,101)	(53,612)	(71,172)	(91,414)

Income (loss) from continuing operations before income taxes	(6,100)	145,280	(39,952)	286,740

Income taxes	(3,524)	63,357	(18,169)	122,452

Net income (loss) from continuing operations	(2,576)	81,923	(21,783)	164,288

Income from discontinued operations, net of income taxes	—	17,645	—	20,416

Net income (loss)	($2,576)	$99,568	($21,783)	$184,704

Earnings (loss) per share from continuing operations:

Basic	($0.02)	$0.70	($0.18)	$1.40

Diluted	($0.02)	$0.69	($0.18)	$1.37

Net earnings (loss) per share:

Basic	($0.02)	$0.85	($0.18)	$1.58

Diluted	($0.02)	$0.83	($0.18)	$1.53

Shares used to compute earnings (loss) per share:

Basic	118,135	117,120	117,993	117,048

Diluted	118,135	121,475	117,993	122,242

(1)	Net income (loss) and net earnings (loss) per share for the first half of fiscal 2002 exclude the forthcoming charge for the change in accounting principle related to goodwill discussed in the narrative section of the press release.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	DECEMBER 28,	JUNE 29,
	2001	2001

Assets:

Current assets:

Cash and cash equivalents	$124,131	$97,279

Receivables	1,360,869	1,629,566

Inventories	1,612,796	1,917,044

Other	102,607	103,600

Total current assets	3,200,403	3,747,489

Property, plant & equipment	405,700	417,159

Goodwill	1,422,955	1,404,863

Other assets	306,420	294,637

Total assets	5,335,478	5,864,148

Less liabilities:

Current liabilities:

Borrowings due within one year	67,543	1,302,129

Accounts payable	868,216	853,196

Accrued expenses and other	367,415	414,740

Total current liabilities	1,303,174	2,570,065

Long-term debt, less due within one year	1,673,636	919,493

Total liabilities	2,976,810	3,489,558

Shareholders’ equity	$2,358,668	$2,374,590

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED

	DECEMBER 28,	DECEMBER 29,	DECEMBER 28,	DECEMBER 29,
	2001	2000	2001	2000

SALES
Electronics Marketing	$1,172.0	$2,312.2	$2,409.5	$4,539.2

Computer Marketing	704.8	830.6	1,276.7	1,518.7

Applied Computing	483.1	487.7	874.8	761.2

Consolidated	$2,359.9	$3,630.5	$4,561.0	$6,819.1

OPERATING INCOME (LOSS)

Electronics Marketing	($1.8)	$172.5	($6.8)	$346.0

Computer Marketing	23.0	29.8	33.9	49.5

Applied Computing	17.0	16.0	31.5	27.1

Corporate	(14.4)	(27.2)	(31.2)	(52.5)

Consolidated	$23.8	$191.1	$27.4	$370.1